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                                                                   EXHIBIT 10.59


                            TAX SEPARATION AGREEMENT

                                     BETWEEN

                            ITC HOLDING COMPANY, INC.
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                            OF THE ITC HOLDING GROUP

                                       AND

                                 KNOLOGY, INC.,
                               ON BEHALF OF ITSELF
                                 AND THE MEMBERS
                              OF THE KNOLOGY GROUP










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                            TAX SEPARATION AGREEMENT

         This Agreement is entered into as of the 2nd the day of November, 1999 between ITC HOLDING COMPANY, INC. ("ITC Holding"), a Delaware corporation, on behalf of itself and the members of The ITC HOLDING GROUP, and KNOLOGY, INC. ("KNOLOGY"), a Delaware corporation, on behalf of itself and the members of The KNOLOGY GROUP.

                                   WITNESSETH:

         WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of The KNOLOGY GROUP, as defined below, presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")) with certain members of The ITC HOLDING GROUP, as defined below (each such group, a "Consolidated Group");

         WHEREAS, ITC Holding and KNOLOGY intend that ITC Holding distribute to its shareholders all of the KNOLOGY stock held by ITC Holding (the "Distribution");

         WHEREAS, ITC Holding and KNOLOGY desire to set forth their agreement on the rights and obligations of ITC Holding, KNOLOGY and the members of The ITC HOLDING GROUP and The KNOLOGY GROUP, respectively, with respect to the handling and allocation of federal, state and local taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, and various other tax matters;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.       Definitions.

         (a)      As used in this Agreement:

         "After-Tax Amount" shall mean an additional amount necessary to reflect the hypothetical tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to the recipient of such payment for the relevant year. The After-Tax Amount shall reflect, for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes.

         "Bridge Tax Period" means any tax period of any member of The KNOLOGY GROUP that begins before and ends after the Distribution Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Combined State Tax" shall mean, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to



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such state or local taxing jurisdiction in which a member of The KNOLOGY GROUP files tax returns with a member of The ITC HOLDING GROUP, on a consolidated, combined or unitary basis.

         "CY 1999" shall mean the tax year of ITC Holding ending on December 31, 1999.

         "Distribution Date" shall mean the date on which the Distribution is effected.

         "Federal Tax" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

         "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code, settlement agreement reached at the audit level with the approval of both ITC Holding or KNOLOGY or execution of an IRS Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by ITC Holding with respect to any item disallowed or adjusted by any taxing authority where ITC Holding determines in good faith that no action should be taken to recoup such payment.

         "IRS" shall mean the Internal Revenue Service.

         "ITC Holding Consolidated Group" shall mean ITC Holding and each direct and indirect corporate subsidiary, including a member of The KNOLOGY GROUP, that is eligible to join with ITC Holding in the filing of (i) for Federal Tax purposes, a consolidated federal income tax return, and (ii) for Combined State Tax purposes, a Combined State Tax Return.

         "KNOLOGY Federal Tax Liability" shall mean, with respect to any taxable year, The KNOLOGY GROUP's Federal Tax liability for such taxable year, computed as if The KNOLOGY GROUP were not and never were part of ITC Holding Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions with members of The ITC HOLDING GROUP shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that the Distribution will trigger any deferred amounts, excess loss accounts or similar items. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of ITC Holding Consolidated Group that is not a member of The KNOLOGY GROUP, (B) by taking account of any Tax Asset of the KNOLOGY GROUP in accordance with Section 3(b)(ii) hereof, (C) including net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of The KNOLOGY GROUP, (D) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in
Section 1561 of the Code, (E) reflecting the positions, elections and accounting methods used by ITC Holding in preparing the consolidated federal income tax return


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for ITC Holding Consolidated Group, (F) by not permitting the KNOLOGY Group any compensation deductions arising in respect of any exercise of options on ITC Holding stock by, or the issuance or vesting of ITC Holding restricted stock to, any employee of The KNOLOGY GROUP prior to the Distribution Date, and (G) without regard to gain attributable to the recognition by ITC Holding of any excess loss account with respect to the stock of KNOLOGY or by KNOLOGY of any excess loss account with respect to stock of its subsidiaries, in each case as a result of the Distribution.

         "KNOLOGY State Tax Liability" shall mean, with respect to any taxable year and any jurisdiction, the amount of Separate State Taxes plus the amount of Combined State Taxes determined in accordance with the principles set forth in the definition of KNOLOGY Federal Tax Liability; provided, however, that (i) such amount shall also include any actual income, franchise or similar state or local tax liability (a "State Liability") owed in a jurisdiction (a "Combined Jurisdiction") in which a member of The KNOLOGY GROUP files tax returns with a member of The ITC HOLDING GROUP, on a consolidated, combined or unitary basis, to the extent such liability exceeds the liability that would have been owed had no member of The KNOLOGY GROUP been included in such returns, except to the extent attributable to the recognition by ITC Holding of any excess loss account with respect to the stock of KNOLOGY as a result of the Distribution, and (ii) such amount shall be reduced to the extent that, in any Combined Jurisdiction, the State Liability of ITC Holding Consolidated Group is less than the liability that would have been owed had no member of The KNOLOGY GROUP been included in the returns of such Combined Jurisdiction.

         "KNOLOGY Tax Liability" shall mean, with respect to any taxable year, the sum of KNOLOGY Combined State Tax Liability and KNOLOGY Federal Tax Liability.

         "Post-Distribution Tax Period" means any tax period of any member of The KNOLOGY GROUP beginning after the Distribution Date.

         "Pre-Distribution Tax Period" means any tax period of any member of The KNOLOGY GROUP ending before or on the Distribution Date.

         "Prime" shall mean, the rate announced from time to time as "prime" by First Union National Bank, Charlotte, NC, as its prime rate with respect to the applicable currency.

         "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

         "Ruling Request" refers to the request for opinion from the IRS as to whether or not the Distribution will qualify as a tax-free spin-off under section 355 of the Code dated September 24, 1998, as supplemented by letters dated December 21, 1998, January 22, 1999, March 2, 1999, March 12, 1999, March 31, 1999 and October 4, 1999.

         "Separate State Tax" shall mean, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to


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such state or local taxing jurisdiction in which a member of The KNOLOGY GROUP files a separate state or local tax return.

         "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other loss, credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

         "Tax Packages" shall mean one or more packages of information that are
(i) reasonably necessary for the purpose of preparing tax Returns of ITC Holding Consolidated Group with respect to any tax period in which the information is relevant, and (ii) completed in all material respects in accordance with the standards that ITC Holding has established for its subsidiaries.

         "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

         "The ITC HOLDING GROUP" shall mean, at any time, ITC Holding and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of The KNOLOGY GROUP.

         "The KNOLOGY GROUP" shall mean, at any time, KNOLOGY and any direct or indirect corporate subsidiaries of KNOLOGY that would be eligible to join with KNOLOGY, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return, including any predecessors thereto.

         (b) Any term used in this Agreement that is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

2.       Administrative and Compliance Matters.

         (a) Sole Tax Sharing Agreement. Any and all existing tax sharing agreements or arrangements, written or unwritten, between any member of The ITC HOLDING GROUP and any member of The KNOLOGY GROUP shall be terminated as of the date of this Agreement. As of the date of this Agreement, neither the members of The KNOLOGY GROUP nor the members of The ITC HOLDING GROUP shall have any further rights or liabilities under any such preexisting tax sharing agreements, and this Agreement shall be the sole tax sharing agreement between the members of The KNOLOGY GROUP and the members of The ITC HOLDING GROUP.

         (b) Designation of Agent. Each member of The KNOLOGY GROUP hereby irrevocably authorizes and designates ITC Holding as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or



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any claim for refund (even where an item or Tax Asset giving rise to an amended
Return or refund claim arises in a Post-Distribution Tax Period), credit or offset of tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any taxing authority, in each case relating only to any Pre-Distribution Tax Period. ITC Holding covenants to KNOLOGY that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

         (c)      Pre-Distribution Tax Period Returns.

                  (i) Preparation of Returns. ITC Holding will prepare, consistently with past practice and applicable law and with the assistance of The KNOLOGY GROUP, the consolidated Federal Tax Returns and Combined State Tax Returns of ITC Holding Consolidated Group and the separate returns of The KNOLOGY GROUP that include all Pre-Distribution Tax Periods. ITC Holding shall have the right with respect to such Returns to determine (A) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (B) whether any extensions should be requested, and (C) the elections that will be made by any member of The ITC HOLDING GROUP or The KNOLOGY GROUP.

         Short-Year State and Local Returns. ITC Holding and KNOLOGY agree that Combined State Tax Returns filed for tax periods beginning prior to the Distribution Date will reflect a short taxable year for The KNOLOGY GROUP ending on the Distribution Date in any state or local taxing jurisdiction in which such tax year is allowed by administrative practice, whether or not required by law.

                  (ii) Audits and Refunds. With respect to all consolidated Federal Tax Returns and Combined State Tax Returns of ITC Holding Consolidated Group and separate returns of The KNOLOGY GROUP that include Pre-Distribution Tax Periods, ITC Holding shall have the right to (A) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any return filed by ITC Holding, (B) file, prosecute, compromise or settle any claim for refund, and (C) determine whether any refunds to which ITC Holding Consolidated Group may be entitled shall be received by way of refund or credit against the tax liability of ITC Holding Consolidated Group.

                  (iii) Delivery of Tax Packages. No later than 60 days after the Distribution Date, KNOLOGY shall prepare and deliver to ITC Holding Tax Packages that include information of The KNOLOGY GROUP for the Pre-Distribution Tax Period that includes the Distribution Date.

         (d) Allocation. ITC Holding may, with the consent of KNOLOGY, elect to ratably allocate items (other than extraordinary items) of The KNOLOGY GROUP in accordance with relevant provisions of Treasury Regulation Section 1.1502-76. In such case, each member of The KNOLOGY GROUP will provide a statement stating its consent to such election as required under the regulations.

         (e) Post-Distribution and Bridge Tax Period Returns of The KNOLOGY
GROUP.

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KNOLOGY shall be solely responsible for the preparation and filing of the
Returns of The KNOLOGY GROUP for all Post-Distribution and Bridge Tax Periods.

3.       Tax Sharing.

         (a) CY 1999 Tax Sharing.

             (i) Distribution Payment. Prior to the Distribution, ITC Holding shall determine the estimated KNOLOGY Federal Tax Liability and, if applicable, the estimated KNOLOGY State Tax Liability resulting from Combined State Tax filings for Pre-Distribution CY 1999. KNOLOGY shall pay this amount to ITC Holding (or vice versa in the case of Net Taxable Loss by The KNOLOGY GROUP) within 5 days of receipt of notice of the amount.

             (ii) True Up of Distribution Payment to Reflect Returns as Filed. At the time ITC Holding files ITC Holding Consolidated Group's consolidated Federal Tax Returns (and Combined State Tax returns, if any) for CY 1999, ITC Holding shall determine the actual tax liability (or benefit) attributable to The KNOLOGY GROUP for Pre-Distribution CY 1999. This amount shall be calculated without regard to any income reflected in such return solely as a result of making the election provided for in Treasury Regulation Section 1502-76, unless agreed to by KNOLOGY.

             (iii) If (for any reason other than a breach by any member of the KNOLOGY GROUP of their representation or covenants under Section 4(a) or (b) hereof), the Distribution fails to satisfy the requirements of Section 355 of the Code, the Tax liability associated with the Distribution shall be borne solely by ITC Holding (and/or its shareholders) rather than by the KNOLOGY GROUP.

         (b) Provision of Returns to KNOLOGY and Payment of Post-Distribution Period Taxes.

             (i) KNOLOGY Returns. At the time ITC Holding files ITC Holding Consolidated Group's consolidated Federal Tax Returns for CY 1999, ITC Holding shall deliver to KNOLOGY a copy of the returns. At the time ITC Holding files any Combined State Tax Returns that include The KNOLOGY GROUP or any separate state and local tax returns for The KNOLOGY GROUP, ITC Holding shall deliver a copy of such returns to KNOLOGY.

             (ii) Tax Assets. If a Pro Forma Return reflects a Tax Asset that may under applicable law be used to reduce a Federal Tax or Combined State Tax liability of any member of The ITC HOLDING GROUP for any taxable period, ITC Holding shall pay to KNOLOGY an amount equal to the actual tax saving (which would include refunds actually received) produced by such Tax Asset at the time such tax saving is realized and the future Pro Forma Returns of The KNOLOGY GROUP shall be adjusted to reflect such use. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a taxing authority with respect to such taxable period as compared to the taxes that would have been payable to a taxing authority with respect to such taxable period in the absence of such Tax

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Asset.

         (c)      Audit Payments.

                  (i) Responsibility for Payment. Except as described in item
(c)(ii) below, (1) ITC Holding shall be responsible for any payment due to taxing authorities as a result of an audit adjustment to any Return which relates solely to a member of The ITC HOLDING GROUP and (2) KNOLOGY shall be responsible for any payment due to taxing authorities as a result of an adjustment to any Return which relates solely to a member of The KNOLOGY GROUP. In the case of any adjustment not covered in the preceding sentence, ITC Holding shall determine the amount to be paid by each party in a manner consistent with the principles of this Agreement and with past practice.

                  (ii) Timing Differences. To the extent that any audit adjustment of a Return relating to a Pre-Distribution Tax Period is attributable to timing differences attributable to KNOLOGY, ITC Holding shall pay to KNOLOGY, or KNOLOGY shall pay to ITC Holding, as appropriate, an amount reflecting the timing differences. The amount shall be equal to the difference between the tax actually due on the adjusted Return and the amount that would have been due on the adjusted Return had KNOLOGY not been included as a member of ITC Holding Consolidated Group. When the timing difference reverses, the party receiving the payment described above shall pay to the other party the tax benefit received therefrom.

4.       Certain Representations and Covenants.

         (a) (i) KNOLOGY Representations. KNOLOGY and each member of The KNOLOGY GROUP represent and warrant as of the date hereof, and covenant that on the Distribution Date: (1) there is no plan or intention by KNOLOGY to purchase any of its outstanding stock after the Distribution, (2) there is no plan or intention by KNOLOGY to liquidate KNOLOGY, merge KNOLOGY with any other corporation, or sell or otherwise dispose of the assets of KNOLOGY other than in the ordinary course of business, (3) immediately after the Distribution, at least 90 percent of the fair market value of the gross assets of KNOLOGY will consist of the stock and securities of members of The KNOLOGY Group that are engaged in the active conduct of a trade or business, (4) payments made in connection with all continuing transactions between either ITC Holding or InterCall, Inc. ("InterCall") and KNOLOGY (and entities in their respective groups) will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length, (5) the Distribution is not part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly KNOLOGY stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code, and (6) there is no plan or intention by KNOLOGY to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly KNOLOGY stock representing a 50-percent or greater interest within the meaning of
Section 355(e) of the Code.

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                  (ii) ITC Holding Representations. ITC Holding and each member of The ITC HOLDING GROUP represent and warrants as of the date hereof, and covenant that on the Distribution Date: (1) there is no plan or intention by ITC Holding or InterCall to purchase any of its outstanding stock after the Distribution, (2) there is no plan or intention by ITC Holding or InterCall to liquidate ITC Holding or InterCall, merge ITC Holding or InterCall with any other corporation, or sell or otherwise dispose of the assets of ITC Holding or InterCall other than in the ordinary course of business, (3) payments made in connection with all continuing transactions between either ITC Holding or InterCall and KNOLOGY (and entities in their respective groups) will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length, (4) the Distribution is not part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly ITC Holding stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code, and (5) there is no plan or intention by ITC Holding to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly ITC Holding stock representing a 50-percent or greater interest within the meaning of Section 355(e) of the Code.

                  (iii) KNOLOGY and ITC Holding Representations. Each of KNOLOGY, ITC Holding and the members of The KNOLOGY GROUP, respectively, represent as of the date hereof, and covenant that on the Distribution Date, neither KNOLOGY, ITC Holding nor the members of The KNOLOGY GROUP, respectively (as applicable), is aware of any present plan or intention by the current shareholders of ITC Holding to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, ITC Holding or KNOLOGY subsequent to the Distribution.

         (b) KNOLOGY Covenants. KNOLOGY covenants to ITC Holding that KNOLOGY shall not, and KNOLOGY shall cause each member of The KNOLOGY GROUP not to, take any action, or fail or omit to take any action that would cause any of the representations set forth in Section 4(a)(i) to be untrue. Moreover, (x) during the two-year period following the Distribution Date, KNOLOGY will not cease, or permit any member of The KNOLOGY GROUP to cease, to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of
Section 355(b) of the Code in the Ruling Request, and (y) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, KNOLOGY will not enter, or permit any member of The KNOLOGY GROUP to enter, into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly KNOLOGY stock representing a "50-percent or greater interest" within the meaning of
Section 355(e) of the Code.

         (c) ITC Holding Covenants. ITC Holding covenants to KNOLOGY that ITC Holding shall not, and ITC Holding shall cause each ITC Holding Group member not to, take any action, or fail or omit to take any action that would cause any of the representations set forth in Section


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4(a)(ii) to be untrue. Moreover, (x) during the two-year period following the
Distribution Date, ITC Holding will not cease, or permit any member of the ITC Holding Group to cease, to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code in the Ruling Request, and (y) during the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, ITC Holding will not enter, or permit any member of the ITC Holding Group to enter, into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly ITC Holding stock representing a "50-percent or greater interest" within the meaning of Section 355(e) of the Code.

         (d) Exceptions. Notwithstanding the foregoing, KNOLOGY and the members of The KNOLOGY GROUP and ITC Holding and members of the ITC Holding Group may take actions inconsistent with the covenants contained in Section 4(b) and (c) above, if:

                  (i) KNOLOGY obtains a ruling from the IRS to the effect that such actions should not result in the Distribution being taxable to ITC Holding or its shareholders; or

                  (ii) ITC Holding obtains a ruling from the IRS to the effect that such actions should not result in the Distribution being taxable to KNOLOGY; or

                  (iii) KNOLOGY obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to ITC Holding (it being agreed that, without limitation, Alston & Bird LLP is so expert and agreeable) to the same effect as in Section 4(d)(i), provided that such opinion is reasonably acceptable to ITC Holding and provided further that such opinion can be based on the law as of the date hereof and such opinion may rely on the accuracy of the representations in Section 4(a) above ; or

                  (iv) ITC Holding obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to KNOLOGY to the same effect as in Section 4(c)(ii), provided that such opinion is reasonably acceptable to KNOLOGY and provided further that such opinion can be based on the law as of the date hereof and such opinion may rely on the accuracy of the representations in Section 4(a) above;

(v) the proposed actions are approved by the vote or written consent of the holders of not less than two-thirds of the outstanding voting stock of KNOLOGY, voting together as a single class; or

(vi) the proposed actions are approved by the vote or written consent of the holders of not less than two-thirds of the outstanding voting stock of ITC Holding, voting together as a single class.


         (e) Deductions and Certain Taxes Related to Options.

                  (i) ITC Holding shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of KNOLOGY that are held by employees or former employees of The ITC HOLDING GROUP or (y) any other similar compensation-related tax deductions. The Returns of The ITC HOLDING GROUP and The KNOLOGY GROUP shall reflect the entitlement of The ITC HOLDING GROUP to such deductions. To the extent such deductions are disallowed because a taxing authority determines that The KNOLOGY GROUP should have claimed such deductions, The KNOLOGY GROUP shall pay to The ITC HOLDING GROUP an amount equal to the federal and state tax paid by The ITC HOLDING GROUP as a result of such disallowance. Upon the exercise of any option described in clause (x), or the occurrence of any other event that would result in a compensation-related tax deduction, as the case may be, The ITC HOLDING GROUP (as agent for The KNOLOGY GROUP) shall prepare and file all applicable Returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with such event.

                  (ii) KNOLOGY shall file Returns claiming (x) the tax deductions attributable to the exercise of options to purchase stock of ITC HOLDING that are held by employees or former employees of The KNOLOGY GROUP or
(y) any other similar compensation-related tax deductions. The Returns of The ITC HOLDING GROUP and The KNOLOGY GROUP shall reflect the entitlement of The KNOLOGY GROUP to such deductions. To the extent such deductions are disallowed because a taxing authority determines that The ITC HOLDING GROUP should have claimed such deductions, The ITC HOLDING GROUP shall pay to The KNOLOGY GROUP an amount equal to the federal and state tax paid by The KNOLOGY GROUP as a result of such disallowance. Upon the exercise of any option described in the immediately preceding clause (x), or the occurrence of any other event that would result in a compensation related tax deduction, as the case may be, The KNOLOGY GROUP (as agent for The ITC HOLDING GROUP) shall prepare and file all applicable Returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment tax law in connection with such event.

5.       Indemnities.

         (a) KNOLOGY Indemnity. KNOLOGY and each member of The KNOLOGY GROUP will jointly and severally indemnify ITC Holding and the members of The ITC HOLDING GROUP that were members of ITC Holding Consolidated Group (that included a member of The KNOLOGY GROUP) against and hold them harmless from:

                  (i) any KNOLOGY Tax Liability which relates to a Post-Distribution Tax Period; and


                  (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

                  Notwithstanding the foregoing, the parties agree that in no event shall the aggregate liability of KNOLOGY arising out of or relating to any breach of any of the representations or covenants of KNOLOGY contained in
Section 4 exceed $50,000,000.

         (b) ITC Holding Indemnity. ITC Holding will jointly indemnify KNOLOGY and the members of The KNOLOGY GROUP that were members of ITC Holding Consolidated Group (that included a member of The ITC HOLDING GROUP) against and hold them harmless from:

                  (i) any tax liability of The ITC HOLDING GROUP and any tax liability resulting from the Distribution, other than any such liabilities described in Section 5(a); and


                  (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

         (c) Discharge of Indemnity. KNOLOGY, ITC Holding and the members of The KNOLOGY GROUP, respectively, shall discharge their obligations under Section 5(a) and 5(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. After a Final Determination of an obligation under Section 5(a) of KNOLOGY or any member of The KNOLOGY GROUP, ITC Holding shall send a statement to KNOLOGY showing the amount due thereunder. After a Final Determination of an obligation under Section 5(b) of ITC Holding, KNOLOGY shall send a statement to ITC Holding showing the amount due thereunder. Calculation mechanics relating to items described in Section 5(a)(i) are set forth in
Section 3(c). Notwithstanding the foregoing, if either KNOLOGY, ITC Holding or any member of The KNOLOGY GROUP disputes in good faith the fact or the amount of its obligation under Section 5(a) or Section 5(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; provided, however, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 9.

         (d) Tax Benefits. If an indemnification obligation of any member of The ITC HOLDING GROUP or any member of The KNOLOGY GROUP, as the case may be, under this Section 5 with respect to ITC Holding Consolidated Group arises in respect of an adjustment that makes allowable to a member of The KNOLOGY GROUP or a member of The ITC HOLDING GROUP, respectively, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") that would not, but for such adjustment, be allowable, then any payment by any member of ITC Holding Group or any member of The KNOLOGY GROUP, respectively, pursuant to this Section 5 shall be an amount equal to (X) the amount otherwise due but for this subsection (d), minus (Y) the present value of the product of the Tax Benefit multiplied by (i) the maximum federal, foreign or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of The KNOLOGY GROUP or a member of

The ITC HOLDING GROUP (as the case may be) or (ii) in the case of a credit, 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to Prime.

6. Performance by Subsidiaries. ITC Holding agrees and acknowledges that ITC Holding shall be responsible for the performance of the obligations of each member of The ITC HOLDING GROUP hereunder applicable to such member. KNOLOGY agrees and acknowledges that KNOLOGY shall be responsible for the performance by each member of The KNOLOGY GROUP of the obligations hereunder applicable to such member.

7.       Communication and Cooperation.

         (a) Consult and Cooperate. KNOLOGY and ITC Holding shall consult and cooperate (and shall cause each member of The KNOLOGY GROUP or The ITC HOLDING GROUP, respectively, to cooperate) fully at such time and to such extent as are reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

                  (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to tax matters relating to The ITC HOLDING GROUP and The KNOLOGY GROUP, any necessary explanations of information, and access to personnel, in each case until two years after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

                  (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

                  (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

         (b) Provide Information. ITC Holding and KNOLOGY shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

         (c) Tax Attribute Matters. ITC Holding and KNOLOGY shall advise each other with respect to any proposed tax adjustments relating to a Pre-Distribution Tax Period, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any tax liability or any tax attribute of ITC Holding, KNOLOGY, The ITC HOLDING GROUP, The KNOLOGY GROUP or any member of The KNOLOGY GROUP or The ITC HOLDING GROUP (including, but not limited to, basis in an asset or the amount of earnings and profits). Except as otherwise provided herein, ITC Holding shall determine the apportionment of tax attributes between The ITC HOLDING GROUP and The KNOLOGY GROUP in accordance with applicable laws.

8.       Audits and Contest.

         (a) Notwithstanding anything in this Agreement to the contrary, ITC Holding shall have full control over all matters relating to any tax return or any Tax Proceeding relating to any tax matters of ITC Holding Consolidated Group. Except as provided in Section 2(c)(ii), ITC Holding shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

         (b) KNOLOGY and the members of The KNOLOGY GROUP shall have full control over all matters relating to any Tax Proceeding with respect to Returns of The KNOLOGY GROUP relating to a Post-Distribution Tax Period that does not include a Pre-Distribution Tax Period. KNOLOGY and the members of The KNOLOGY GROUP shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

9.       Payments.

         All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 90 days after the receipt of notice of such payment or, where no notice is required, 90 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to Prime for each day until paid. If, pursuant to a Final Determination, any amount paid by ITC Holding or the members of The ITC HOLDING GROUP or KNOLOGY or the members of The KNOLOGY GROUP, as the case may be, pursuant to this Agreement results in any increased tax liability or reduction of any Tax Asset of KNOLOGY or any member of The KNOLOGY GROUP or ITC Holding or any member of The ITC HOLDING GROUP, respectively, then ITC Holding or KNOLOGY, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount.

10.      Notices.

         Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

                           If to ITC Holding, to:

                           ITC HOLDING COMPANY
                           P.O. Box 510
                           1239 O. G. Skinner Drive
                           West Point, GA  31833
                           Attention:  Bryan W. Adams
                           Fax: 706-643-5067

                           If to KNOLOGY, to:

                           KNOLOGY
                           1241 O.G. Skinner Drive
                           West Point, GA  31833
                           Attention: Rodger Johnson
                           Fax: 706-645-0148

11.      Costs and Expenses.

         (a) Reimbursement for Certain Services. ITC Holding shall provide services in connection with this Agreement, including but not limited to, those services relating to the preparation of returns (including Pro Forma Returns) and determination of KNOLOGY Tax Liability as described in Sections 2 and 3.

         (b) Others. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "out-of-pocket" expenses shall include reasonable attorneys' fees, accountant fees and other related professional fees and disbursements.

12.      Effectiveness; Termination and Survival.

         This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

13.      Section Headings.

         The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

14.      Entire Agreement; Amendments and Waivers; Severability.

         (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of ITC Holding and KNOLOGY, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

         (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those determined to be so invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected by such determination, unless such a construction would be unreasonable.

15.      Governing Law and Interpretation.

         This Agreement has been made in, and shall be construed and enforced in accordance with the laws of, the state of Georgia without giving effect to laws and principles relating to conflicts of law.

16.      Dispute Resolution.

         (a) Tax Matters Not Covered In This Agreement. The parties agree that they will each make a good faith effort to resolve any tax matter not covered in this Agreement by allocating tax assets and tax liabilities in a manner consistent with past practice.

         (b) Referee. If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement within 30 days, such disagreement or dispute shall be resolved by a recognized law firm or accounting firm that is expert in tax matters in the relevant jurisdiction or that is mutually acceptable to the parties hereto (a "Referee"). A Referee so chosen shall resolve any such disagreement or dispute pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. Except as otherwise provided herein, the costs of any Referee shall be apportioned between ITC Holding and KNOLOGY as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the disagreement or dispute, the conduct of the parties and the result of the disagreement or dispute.

17.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18.      Assignments; Third Party Beneficiaries.

         Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no other person shall be a third party beneficiary hereof.

19.      Further Assurances.

         ITC Holding and KNOLOGY shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

20.      Authorization.

         Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                                 ITC Holding on its own behalf and
                                 on behalf of each member of The
                                 ITC HOLDING GROUP

                                 By:_______________________________
                                 Name:  Bryan W. Adams
                                 Title: CFO

                                 KNOLOGY on its own behalf and on behalf of each member of The KNOLOGY GROUP

                                 By:_______________________________
                                 Name:  Rodger Johnson
                                 Title: CEO